Adamis S-8

EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 19, 2010, relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation, which appears in Adamis Pharmaceuticals Corporation’s Current Report on Form 10-K, as amended, filed originally with the Commission on July 14, 2010 for the year ended March 31, 2010.

We hereby also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 19, 2010 of the audited annual financial statements that were included in the Form 10-K filed with the Commission on July 14, 2010, as amended, into the Original Registration Statement (No. 333-159229).

/s/ MAYER HOFFMAN McCANN P.C.

Boca Raton, Florida
August 27, 2010